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News

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Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
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Thermo Fisher Scientific Issues Open Letter to Affymetrix Stockholders

Agrees with Affymetrix that Acquisition Proposal from Origin Technologies Does Not Constitute, and Could Not Reasonably be Expected to Lead to, a Superior Proposal

Reiterates Commitment to Completing Affymetrix Transaction as Quickly as Possible, which is in the Best Interests of All Affymetrix Stockholders

Waltham, Mass. – March 20, 2016 – Thermo Fisher Scientific (NYSE: TMO), the world leader in serving science, today commented on the press release of Affymetrix, Inc. that responded to the unsolicited, non-binding proposal received on March 18, 2016, from Origin Technologies Corporation, LLC (the “Origin Proposal”). Thermo Fisher agrees with Affymetrix and its board of directors that the Origin Proposal does not constitute, and could not reasonably be expected to lead to, a “Superior Proposal” as defined in the Agreement and Plan of Merger between Thermo Fisher and Affymetrix (the “Merger Agreement”) and that Affymetrix and its board of directors could not reasonably determine otherwise. Thermo Fisher continues to believe that the Merger Agreement remains in the best interests of both Affymetrix and its stockholders.

“The proposal put forth to Affymetrix by Origin Technologies, a newly created shell entity relying on a vague and insufficient financing package from a Chinese firm, is highly uncertain and speculative and does not constitute, and could not reasonably be expected to lead to, a superior proposal under the Merger Agreement, and Affymetrix and its board of directors could not reasonably determine otherwise,” said Marc N. Casper, president and chief executive officer of Thermo Fisher. “Among other reasons, the Origin Proposal was unaccompanied by any proposed merger agreement, is subject to numerous contingencies, including the completion of due diligence and receipt of external financing from Chinese investors and banks, and has the strong potential for a prolonged – and likely unsuccessful – regulatory review, particularly as it relates to CFIUS.”

Mr. Casper added, “In stark contrast, our merger agreement with Affymetrix, which has been unanimously approved by both boards of directors, has fully committed financing and has received all necessary regulatory approvals. We are in a position to complete the acquisition immediately following the receipt of Affymetrix stockholder approval this week. We want to reiterate our continued support and enthusiasm for the imminent completion of our pending transaction, and to emphasize that our agreement continues to represent the most compelling opportunity available for Affymetrix and its stockholders, and indeed, the only bona fide proposal available. To that end, we stand ready to complete the acquisition, and look forward to welcoming the Affymetrix team to Thermo Fisher.”

In connection with this determination, Mr. Casper, on behalf of the Thermo Fisher management team and board of directors, issued the below letter to Affymetrix stockholders:

March 20, 2016

Dear Affymetrix Stockholders:

I am writing to you today on behalf of the Thermo Fisher Scientific management team and board of directors regarding the highly uncertain, vague and speculative non-binding proposal that Affymetrix received on March, 18, 2016, from Origin Technologies Corporation, LLC, a newly created – and otherwise unheard of – shell entity (the “Origin Proposal”). Thermo Fisher agrees with Affymetrix and its board of directors that the Origin Proposal does not constitute, and could not reasonably be expected to lead to, a Superior Proposal as defined in the Agreement and Plan of Merger between Thermo Fisher and Affymetrix, which we entered into on January 8, 2016, and that Affymetrix and its board of directors could not reasonably determine otherwise. With the scheduled Affymetrix stockholder meeting just days away, we felt it was critical to communicate this immediately.

The Origin Proposal has a number of fatal inadequacies and shortcomings, including the following:

•	Despite its claims, the non-binding Origin Proposal is highly contingent, uncertain and insufficient to be considered a bona fide proposal. As you may be aware, the proposal was unaccompanied by any proposed merger agreement or other transaction documentation and there was no financing commitment documentation beyond a two-page letter from a Chinese private equity fund with limited mergers and acquisitions experience. The total financing contemplated by that letter, moreover, was woefully short of the amount needed to acquire Affymetrix at the proposed purchase price and fund all related amounts payable under our Merger Agreement with Affymetrix.

•	In fact, there is little to no credibility in the marketplace around either the proposed buyer or its financing sources. If Origin Technologies’ financing terms become too onerous or fluctuate, a significant possibility in today’s market, it could simply walk away from its offer. This means that Affymetrix, a company you’ve invested your money in, would have extremely limited recourse or ability to pursue Origin Technologies (a shell entity) or its Chinese financing sources in the United States.

•	In addition, there is significant potential for a lengthy and ultimately unsuccessful regulatory review should Affymetrix enter into an agreement with Origin Technologies, an entity purportedly backed by vague Chinese financing sources. In particular, your advanced technology and longstanding U.S. government work, contracts and grants will draw heightened scrutiny from the Committee on Foreign Investments in the United States (CFIUS). CFIUS has shown a particular heightened interest in recent years in Chinese investments, and, as we suspect you may be aware, even if CFIUS approval is received, the review process can take many months to complete.

•	Furthermore, the timing of the proposal itself – which came late on Friday just days before your stockholder meeting and one week before planned close, further undermines the credibility and legitimacy of Origin Technologies and its proposal, and reinforces the conclusion that it cannot be considered bona fide. As you know, the Merger Agreement between our two companies was publicly announced two-and-a-half months ago. The fact that Origin Technologies is making a proposal now, unaccompanied by even a draft definitive agreement, when it had access to all the necessary information to formulate and obtain binding financing commitments for a bid months ago, raises serious concern as to whether Origin Technologies could possibly be expected to execute a definitive agreement and consummate a transaction on a timely basis.

•	Further, Origin Technologies has blatantly flouted and violated the U.S. securities laws by failing to make required proxy solicitation filings with the Securities and Exchange

Commission. If Origin Technologies cannot even manage to comply with the most fundamental federal securities laws, it is hard to imagine how they could ever complete a transaction as complex as an acquisition of Affymetrix.

•	Even if a transaction between Affymetrix and Origin Technologies could be completed, despite these significant risks and contingencies, timing to close would be much more prolonged than the transaction with Thermo Fisher. Our respective management teams and advisors have been working arm-in-arm and stand ready to close immediately following the receipt of Affymetrix stockholder approval on March 24, 2016. What’s more, we believe that the time to sign and close under the Origin Proposal would be significantly longer than what was suggested, and that it is highly unlikely that Chinese financing sources can execute binding commitments and move funds to USD and offshore in a timely manner and also satisfy due diligence needs quickly.

•	Finally, this non-binding proposal is subject to a due diligence condition, which means Origin Technologies could walk away from a potential transaction for any or no reason following completion of an indeterminate due diligence review.

In stark contrast, our Merger Agreement, which has been unanimously approved by both boards of directors, contains no financing conditions or contingency. Our agreement represents a fully financed, all-cash offer from our company, an institution with a stellar track record of completing significant and complex mergers and acquisitions. We have received all required regulatory approvals, and expect to complete the transaction immediately following receipt of Affymetrix stockholder approval this week.

It bears emphasizing that in addition to the lack of a credible financing strategy and the potential insurmountable regulatory hurdles to the Origin Proposal, the timing of the proposal itself – coming at the eleventh hour on the Friday before your stockholder meeting and one week before our imminent closing, and a full month after the record date for the stockholder meeting – further undermines the credibility and legitimacy of Origin Technologies and its proposal.

For all the reasons set forth above, we urge you to conclude, as we and the Affymetrix board of directors have, that the Merger Agreement continues to represent the most compelling opportunity available to you, as an Affymetrix stockholder, and, indeed, the only bona fide proposal available.

Now, more than ever, I want to reaffirm our commitment to Affymetrix and emphasize our continued support and enthusiasm for the completion of our pending transaction. We look forward to continuing to work with your management team towards the timely completion of a successful transaction – one that we are confident will create significant value for Affymetrix’ customers, employees and stockholders.

Sincerely,

Marc N. Casper

JP Morgan is acting as financial advisor to Thermo Fisher, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and approximately 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the proposed Affymetrix transaction may not materialize as expected; the Affymetrix transaction not being timely completed, if completed at all; prior to the completion of the transaction, Affymetrix’ business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2015 which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings” and in other documents Thermo Fisher files with the SEC, and in Affymetrix’ Annual Report on Form 10-K for the year ended December 31, 2015 which is on file with the SEC and available in the “Investors” section of Affymetrix’ website, www.Affymetrix.com, under the heading “SEC Filings” and in other documents Affymetrix files with the SEC. While Thermo Fisher or Affymetrix may elect to update forward-looking statements at some point in the future, Thermo Fisher and Affymetrix specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Affymetrix’ views as of any date subsequent to today.

Important Additional Information

In connection with the proposed merger, Affymetrix has filed a proxy statement with the SEC. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC ON FEBRUARY 24, 2016 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders may obtain, without charge, a copy of the proxy statement and other relevant documents at Affymetrix’ website at investor.Affymetrix.com or by contacting Affymetrix’ investor relations department via e-mail at investor@affymetrix.com.

Affymetrix and its directors, executive officers and other members of its management and employees as well as Thermo Fisher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Affymetrix’ stockholders with respect to the merger. Information about Affymetrix’ directors and executive officers and their ownership of Affymetrix’ common stock is set forth in the proxy statement for Affymetrix’ 2016 Special Meeting of Stockholders related to the merger, Affymetrix’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and proxy statement for Affymetrix’ 2015 Annual Meeting of Stockholders. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2015 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Affymetrix’ directors and executive officers in the merger, which may be different than those of Affymetrix’ stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which have been filed with the SEC.